June 20, 2000

Covol Technologies, Inc.
3280 North Frontage Road
Lehi, Utah 84043

     Re:          Registration Statement on Form S-8 of Covol Technologies, Inc.

Ladies and Gentlemen:

         I have acted as counsel to Covol Technologies, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 of the Company, SEC File No. 333-_____ filed on June 20, 2000, to which this opinion is attached as Exhibit 5.1 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission"). The Registration
Statement relates to 500,000 shares (the "Shares") of common stock of the Company, par value $.001 per share (the "Common Stock"), consisting of shares of Common Stock issuable by the Company pursuant to the 2000 Employee Stock Purchase Plan (the "Plan").

         This opinion is an exhibit to the Registration Statement, and is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "1933 Act").

         In that capacity, I have reviewed the Registration Statement and other documents, corporate records, certificates, and other instruments for purposes of this opinion.

         In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such documents. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof. As to any facts material to the opinions expressed herein, I have, to the extent I deemed appropriate, relied upon statements and representations of officers and other representatives of the Company and others.

         My opinions expressed herein are limited to the corporate law of the State of Delaware, and I do not express any opinion herein concerning any other law.

         Based upon and subject to the foregoing, and to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that the Shares being registered on the Registration Statement to be issued or sold by the Company upon enrollment and participation in the Plan have been duly authorized and, when paid for in the manner provided in the Plan, will be legally issued, fully paid and non-assessable.

         In rendering this opinion, I have assumed that

                  i) the certificates representing the Shares will conform to the form of specimen examined by me and such certificates will be duly executed and delivered by the Company; and

                  ii) the consideration for Shares as provided in the applicable resolutions of the Board of Directors of the Company, including the consideration paid or to be paid for the Shares, has been actually received by the Company as provided therein.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder.

                                                     Very truly yours,

                                                     /s/ Harlan M. Hatfield
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                                                     Harlan M. Hatfield